Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

XIFAXAN 550 mg (rifaximin) Demonstrated Acute and Sustained Relief of Non-Constipation

Irritable Bowel Syndrome Symptoms; Data from Target 1&2 Presented at Digestive Disease

Week (DDW)

Salix’ Phase 3 Pivotal Trials Demonstrated Treatment with XIFAXAN 550 mg for 14 Days

Resulted in Significant Improvement of Global IBS Symptoms and IBS Specific Symptoms of

Bloating, Stool Consistency and Abdominal Pain and Discomfort

NEW ORLEANS & RALEIGH, NC, May 3, 2010 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the presentation of data from its Phase 3 pivotal clinical trials evaluating the efficacy and tolerability of XIFAXAN 550 mg (rifaximin) – its minimally-absorbed, gut-selective, broad-spectrum antibiotic – in 1,260 patients with non-constipation irritable bowel syndrome (IBS) during the Distinguished Abstract Plenary Presentation at the annual meeting of Digestive Disease Week (DDW) being held this week in New Orleans (May 1-5, 2010). These data demonstrated that a 14-day course of XIFAXAN 550 mg, taken 3 times daily, achieved adequate relief of IBS symptoms in a significantly greater proportion of patients during the first 4 weeks following 2 weeks of treatment, as well as over 3 months (2-week treatment plus 10-week follow-up), compared with placebo. The safety profiles were similar between XIFAXAN 550 mg and placebo.

Non-constipation IBS patients received XIFAXAN 550 mg or placebo three times daily for 14 days (2 weeks) and were then followed for an additional 10 weeks. The primary endpoint was defined as the percentage of patients who had adequate weekly relief of IBS symptoms for 2 or more weeks during the first 4 weeks (weeks 3-6) following the 2-week treatment period (weeks 1-2). The key secondary endpoint was defined as the percentage of patients who had adequate relief of bloating for 2 or more weeks during the first 4 weeks (weeks 3-6) following the 2-week treatment period (weeks 1-2). The results are as follows:

Endpoints	TARGET 1	TARGET 2	Results of Combined Data
	RIF vs. PBO	RIF vs. PBO	RIF vs. PBO

Adequate Relief	41% vs. 31%	41% vs. 32%	41% vs. 32%
of IBS Symptoms	(p=0.0125)	(p=0.0263)	(p=0.0008)

Adequate Relief	40% vs. 29%	41% vs. 32%	40% vs. 30%
of IBS Bloating	(p=0.0045)	(p=0.0167)	(p=0.0002)

Additionally, a significantly greater proportion of patients achieved adequate relief of IBS symptoms within the first month, with continued relief during the first 2 months and during the entire 3 months in both studies, compared with placebo.

Other secondary endpoints utilized daily patient assessment of symptom severity using 7-point Likert scales. Using the daily assessment of severity, XIFAXAN 550 mg significantly improved the global assessment of IBS symptoms as well as the IBS specific symptoms of bloating, stool consistency and abdominal pain and discomfort during weeks 3-6 and during the entire 3 months in both studies, compared with placebo. Notably, the statistically significant weekly findings in the primary endpoint and key secondary endpoint are supported by the daily secondary assessment of global IBS symptoms as well as the assessment of the IBS specific symptoms mentioned above.

“These data, which clearly demonstrate rifaximin’s ability to provide durable relief of IBS symptoms and bloating, represent a major milestone in our efforts to bring new and meaningful hope to patients with IBS,” said Mark Pimentel, M.D., Gastrointestinal Motility Program director at Cedars-Sinai Medical Center and principal investigator of the clinical trials. “IBS is a complex condition that can negatively impact a patient’s health and well-being, and the lack of effective treatments creates an ongoing high level of dissatisfaction among patients and prescribers. Rifaximin has the potential to be an important new therapeutic option for patients with IBS.”

“We are extremely pleased with the robustness of the data generated from these identically designed and executed Phase 3 trials of rifaximin in the treatment of non-constipation IBS,” stated Bill Forbes, Pharm.D., Executive Vice President, Research and Development and Chief Development Officer, Salix. “The effectiveness rifaximin demonstrated during both the acute and sustained time periods measured in the trials, as well as the consistency of effectiveness achieved over a broad range of endpoints, generate a high level of confidence in rifaximin’s utility to treat the underlying causes of IBS symptoms. It is notable that 2 weeks of rifaximin treatment resulted in a sustained response over 3 months; while, with other treatments, symptom relief dissipates rapidly after therapy is withdrawn. Salix is working to submit the rifaximin non-C IBS New Drug Application by the end of June 2010.”

TARGET 1 and 2 (T-Targeted, non-systemic; A-Antibiotic; R-Rifaximin; G-Gut-selective; E-Evaluation of; T-Treatment for non-C IBS) were designed to assess the clinical efficacy and safety of a 550 mg TID dosing regimen of rifaximin (1650 mg/day) compared with placebo in a broad population comprised of males and females 18 years of age and older diagnosed with non-constipation IBS, e.g., IBS with diarrhea. The primary efficacy endpoint of TARGET 1 and 2 was the proportion of subjects who achieved adequate relief of IBS symptoms for at least 2 weeks during the first 4 weeks (weeks 3-6) of the 10-week follow-up phase. The two 600-subject trials were conducted simultaneously in approximately 180 study centers throughout the United States and Canada. Subjects received rifaximin or placebo (1:1 randomization) for 14 days and then were followed for 10 weeks for study duration of 12 weeks.

Rifaximin is marketed by Salix Pharmaceuticals, Inc. Salix also provided funding for the studies. Dr. Pimentel discovered the association of SIBO and IBS, which led Dr. Pimentel to use rifaximin to treat IBS. Cedars-Sinai holds patent rights to this discovery and has licensed those rights to Salix. Dr. Pimentel serves as a consultant for Salix and is also a member of its Scientific Review Board.

Other Rifaximin-Related Presentations at DDW

** Indicates data are under embargo until day and time of presentation (Tuesday, May 4/Wednesday, May 5 at 8 a.m. CT)

•	Oral Presentation #27: Darkoh, et al. Bile Acids Improve the Bioavailability and Bactericidal effect of Rifaximin. Sunday, May 2, 9:15 a.m. CT

•	Oral Presentation #159: Bajaj, et al. Severity of Chronic Cognitive Impairment in Cirrhosis Increases with Number of episodes of Overt Hepatic Encephalopathy. Sunday, May 2, 3:30 p.m. CT

•	Poster #S1888: Novi, et al. Small Intestinal Bacterial Overgrowth as a Predictive Factor for Development of Diarrhea in HCC Patients Treated with Sorafenib. Sunday, May 1, 8 a.m. – 5 p.m. CT

•	Poster #M1257: Bianchi, et al. Rifaximin Reduces Symptoms and Complications in Patients with Symptomatic Diverticular Disease (Sdd): a Meta-Analysis. Monday, May 3, 8 a.m. – 5 p.m. CT

•	Poster #M1802: Mencarelli, et al. Rifaximin is a Human Pregnane X Receptor Activator in Human Colon Epithelial Cells and Regulate Detoxification Pathway. Monday, May 3, 8 a.m. – 5 p.m. CT

•

Poster #M1215: Collins, et al. Double-Blind Placebo Controlled Trial of Xifaxan for the Treatment of Small Intestinal Bacterial Overgrowth in Children with Chronic Abdominal Pain. Monday, May 3, 8 a.m. – 5 p.m. CT

•

**Poster #T1250: Khan, et al. Efficacy of Antibiotics in Crohn’s Disease (CD): a Meta-Analysis of Randominzed Controlled Trials (RCTs) Looking at Inducing Remission in Active Disease and Preventing Relapse Rates in Quiescent Disease. Tuesday, May 4, 8 a.m. – 5 p.m. CT

•	**Oral Symposium #Sp493: Schoenfeld. Beyond Loperamide and Antispasmodics: Treatment of D-IBS with TCAs, Rifaximin, Alosetron and New Agents. Tuesday, May 4, 8:30 a.m. CT

•

**Oral Presentation #736: Hong, et al. Efficacy of Rifaximin Compared with Ciprofloxacin for the Treatment of Acute Infectious Diarrhea: a Randomized Controlled Multicenter Study. Tuesday, May 4, 2:15 p.m. CT

•

**Oral Presentation #847e: Sidhu, et al. Rifaximin Improves Cognitive Functions and Health Related Quality of Life in Patients With Minimal Hepatic Encephalopathy: A Prospective Randomized Double Blind Placebo Controlled Trial (the RIME Trial). Tuesday, May 4, 5:00 p.m. CT

•	** Poster #W1840: Kasen, et al. Non-Absorbable Antibiotic Abolishes Bacterial Translocation in Rats. Wednesday, May 5, 8 a.m. – 5 a.m. CT

•	** Poster #W1907: Scarpellini, et al. Efficacy of Rifaximin for SIBO Treatment in IBS Children. Wednesday, May 5, 8 a.m. – 5 p.m. CT

Additional Salix Product Data Presentations at DDW:

Bowel Cleansing Presentations at DDW

** Indicates data are under embargo until day and time of presentation (Tuesday, May 4/Wednesday, May 5 at 8 a.m. CT)

•

Poster #S1025: Ponchon, et al. Efficacy, Safety and Acceptability of a 2l Polyethylene Glycol With Electrolytes and Ascorbate Components Solution Versus 4l Polyethylene Glycol and Electrolytes Solution for Bowel Cleansing Prior to Colonoscopy. Sunday, May 2, 8 a.m. – 5 p.m. CT

•

Poster #S1026: Ponchon, et al. The Use of 2l Polyethylene Glycol With Electrolytes and Ascorbate Components for Bowel Cleansing Prior to Colonoscopy in 50 to 74 Year Olds in France. Sunday, May 2, 8 a.m. – 5 p.m. CT

•

Poster #1400: Ehrenpreis, et al. Renal Risks of Sodium Phosphate Tablets for Colonoscopy Preparation: a Review of Adverse Reactions (Adrs) Reported to the Food and Drug Administration (FDA). Sunday, May 2, 8 a.m. – 5 p.m. CT

•	** Poster #T1051: Szary, et al. Low-Volume Polyethylene Glycol and an Adjunct for Bowel Preparation: a Meta-Analysis. Tuesday, May 4, 8 a.m. – 5 p.m. CT

•	** Poster #T1231: Skopic, et al. Comparison of Colon Cleansing Quality Between Oral Sodium Phosphate Solution Prior to CT Colonography. Tuesday, May 4, 8 a.m. – 5 p.m. CT

•

** Poster #T1427: Rubin, et al. The Incidence, Severity and Distribution of Colonic Bubbles After Bowel Preparation with Split Dose 2L Polyethylene Glycol-Electrolyte Solution with Sodium Sulfate, Sodium Ascorbate and Ascorbic Acid (PEG-ELS): a Pilot Study. Tuesday, May 4, 8 a.m. – 5 p.m. CT

•	** Poster #W1455: Prospective, Multicenter Evaluation of the Colon PillCam® Videocapsule in the Specific Indication of Colonoscopy Failure. Wednesday, May 5, 8 a.m. – 5 p.m. CT

Apriso™ Presentation at DDW

•	Poster #S1038: Lichtenstein, et al. Once-daily Mesalamine granules (1.5 gm) for Maintenance of Remission From Ulcerative Colitis: a Subgroup Analysis. Sunday, May 2, 8 a.m. – 5 p.m. CT

About IBS

Among one of the most common chronic conditions, IBS affects approximately 15 percent of adults in the United States. IBS includes altered bowel habits with bloating, abdominal pain and discomfort. Among other contributors, recent science has shown that alterations in gut flora/bacteria have been identified as a potentially important contributor to the pathophysiology of IBS. Small intestinal bacterial overgrowth, a condition associated with excessive numbers of bacteria in the small intestine, may underlie some of the gastrointestinal symptoms associated with IBS. The Company now estimates the U.S. commercial opportunity represented by the non-constipation IBS market to be approximately $7 billion in peak year.

XIFAXAN® (rifaximin) 550 mg tablets

Important Safety Information

XIFAXAN 550 mg is indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age. In the trials of XIFAXAN for HE, 91% of the patients were using lactulose concomitantly. XIFAXAN has not been studied in patients with MELD scores > 25, and only 8.6% of patients in the controlled trial had MELD scores over 19. There is increased systemic exposure in patients with more severe hepatic dysfunction. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

XIFAXAN is contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

The most common adverse reactions occurring in >8% of patients in the clinical study were edema peripheral (15%), nausea (14%), dizziness (13%), fatigue (12%), ascites (11%), muscle spasms (9%), pruritus (9%), and abdominal pain (9%).

About XIFAXAN® (rifaximin) 200 mg tablets

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both Gram-positive and Gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea (TD) caused by non–invasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours, and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well-tolerated. The most common side effects (vs. placebo) were flatulence 11.3 percent (versus 19.7 percent), headache 9.7 percent (versus 9.2 percent), abdominal pain 7.2 percent (versus 10.1 percent) and rectal tenesmus 7.2 percent (versus 8.8 percent).

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About DDW

DDW is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases, the American Gastroenterological Association (AGA) Institute, the American Society for Gastrointestinal Endoscopy and the Society for Surgery of the Alimentary Tract, DDW takes place May 1 - 5, 2010, at the Ernest N. Morial Convention Center, New Orleans, LA. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, visit www.ddw.org.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLV® ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV ODT, on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information, or contact the Company at 919 862-1000.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.